                                                                     EXHIBIT 2.1

                              AGREEMENT OF MERGER
                                    Merging
                  HEADWAY REORGANIZATION SUBSIDIARY, INC., A
                            CALIFORNIA CORPORATION
                                 with and into
                          HEADWAY TECHNOLOGIES, INC.

     This Agreement of Merger ("Merger Agreement") is made on January 23, 1997 by and between Headway Technologies, Inc., a California corporation ("Headway Technologies" or "the Company"), Headway Reorganization Subsidiary, Inc., a California corporation ("Merger Sub") and Headway Holdings, Inc., a Delaware corporation ("Headway Holdings"), the holder of all of the issued and outstanding capital stock of Merger Sub.

                                    MERGER

     WHEREAS, the parties deem it advisable and in the best interests of each of Headway Technologies and Merger Sub and their respective shareholders that Merger Sub be merged into Headway Technologies pursuant to the laws of the State of California, and upon the terms and conditions contained in this Merger Agreement (the "Merger");

     NOW, THEREFORE, the parties agree as follows:


                                   ARTICLE 1

                                  THE MERGER

     1.1  Constituent and Surviving Corporations. Headway Technologies and
          --------------------------------------
Merger Sub shall be the constituent corporations to the Merger (the "Constituent Corporations"). At the Effective Time (as defined below), Merger Sub shall be merged into Headway Technologies and Headway Technologies shall be the surviving corporation (the "Surviving Corporation") of the Merger. Save as otherwise expressly provided herein, the name, identity, existence, rights, privileges, powers, franchises, properties and assets and the liabilities and obligations of Headway Technologies shall continue unaffected and unimpaired by the Merger. Upon the filing of this Merger Agreement, together with the Officers' Certificates of each of the Constituent Corporations required by the General Corporation Law of the State of California (the "California Law") with the Secretary of State of California (the "Effective Time"), the identity and separate existence of Merger Sub shall cease and all rights, privileges, powers, franchises, properties and assets and the liabilities and obligations of Merger Sub shall be vested in Headway Technologies.

     1.2  Articles of Incorporation; By-Laws. Upon the Merger becoming
          ----------------------------------
effective, the Articles of Incorporation of Headway Technologies are amended to read as set forth in Exhibit A attached hereto.
                     ---------

     1.3  Officers and Directors. The officers of Headway Technologies
          ----------------------
immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, in the same capacities as those in which they served as officers of Headway Technologies immediately prior to the Effective Time.

     1.4  Conversion of Merger Sub Common Stock. At the Effective Time, each
          -------------------------------------
share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     1.5  Conversion of Headway Technologies Common Stock. Subject to the
          -----------------------------------------------
conditions and limitations set forth in this Merger Agreement, at the Effective Time each share of the Company's Series A Preferred Stock, Class 1 Stock and Common Stock (together the "HT Stock") issued and outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled. As of the Effective Time each holder of shares of Series A Preferred Stock will be entitled to receive $7.19 per share (the "Preferred Price Per Share") and each holder of Class 1 Stock and each holder of Common Stock will be entitled to receive $0.10 for a share of Class 1 Stock and $0.10 for a share of Common Stock , respectively (collectively the "Class 1/Common Price Per Share"), all payable in cash out of available funds and without interest. Notwithstanding the provisions of this Section 1.5, holders of HT Stock ("Dissenting Shares") who have taken all necessary steps under Chapter 13 of the California Law to dissent and demand payment and are otherwise entitled to payment thereunder shall receive such amount as they become entitled to receive thereunder. All certificates representing shares of HT Stock held by shareholders of the Company at the Effective Time shall thereafter be surrendered for cancellation in exchange for the Preferred Price Per Share or the Class 1/Common Price Per Share as the case may be, multiplied by the number of shares represented by such certificate or, in the case of holders of Dissenting Shares, into such amount as they are entitled to receive under Chapter 13 of the California Law.

     If a holder of Dissenting Shares shall withdraw his or her demand for appraisal in accordance with the California Law, or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the effective time of the occurrence of such withdrawal or ineligibility, which ever last occurs, such shareholder shall be entitled to receive the Class 1/Common Price Per Share. The Company will not voluntarily make any payment or commitment with respect to any demands for appraisal and shall not, except with the prior written consent of Headway Holdings, settle or offer to settle any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under Chapter 13 of the California Law.

     1.6  Stock Options and Related Matters. At the Effective Time, each
          ---------------------------------
employee stock option, stock bonus or stock award plan of the Company which provides for the issuance of the

Company's Common Stock shall be terminated without any consideration being payable and no further stock awards, stock options or stock appreciation rights shall be granted thereunder.

     1.7  Payment of the Merger Consideration; Exchange Agent.
          ---------------------------------------------------

          (a) From and after the Effective Time, Gray Cary Ware & Freidenrich, a Professional Corporation, shall be designated by Headway Holdings and Headway Technologies to act as exchange agent (the "Exchange Agent") in effecting the exchange of cash for certificates which, prior to the Effective Time, represented HT Stock.

          (b)  If all of the conditions to their obligations described in
Article IV have been met or waived in writing, Headway Holdings shall provide to Merger Sub funds in an amount equal to the consideration payable for the Merger based on the number of shares of HT Stock outstanding at the close of business on the date immediately preceding the date of the Effective Time as set forth in
Section 2.1.2 hereof (the "Payment Fund"), and Merger Sub shall, at the Effective Time, deposit in trust with the Exchange Agent, funds in an amount equal to the Payment Fund.

          (c) The Exchange Agent, acting pursuant to irrevocable instructions, shall make the payments described in Section 1.5 out of the Payment Fund. The Payment Fund shall not be used for any purpose other than as provided herein. Promptly following determination of the maximum number of shares which the holders thereof have claimed are Dissenting Shares, the Exchange Agent shall promptly repay to the Surviving Corporation from the Payment Fund an amount equal to the product obtained by multiplying the number of such Dissenting Shares by the Class 1/Common Price Per Share.

          (d) At or promptly after the Effective Time the Exchange Agent shall mail or deliver to each record holder of certificates which immediately prior to the Effective Time represented shares of HT Stock, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving payment therefor.

          (e) Upon the surrender of each certificate in proper form pursuant to applicable instructions and with appropriate endorsements, signature guarantees and evidence of authority of those endorsing in a representative capacity, the holder thereof shall be paid within ten (10) days of the surrender of his certificate, without interest thereon, or immediately upon such surrender if such surrender is made in person at the Closing, the amount of cash to which he is then entitled hereunder and such certificate shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the cash payable in accordance with the provisions of this Merger Agreement. Each holder must surrender his certificate(s) in order to be paid the cash to which he is otherwise entitled. If any cash to be paid in the Merger is to be paid to a person other than the holder in whose name a certificate is registered, it shall be a condition of such exchange that the certificate surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes and fees required by reason of the payment of such cash to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares for any cash delivered pursuant hereto to a public official pursuant to applicable abandoned property laws.

          (f) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession relating to the transactions described in this Merger Agreement and the Exchange Agent's duties shall terminate. Thereafter, holders of certificates representing shares of HT Stock may surrender such certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive such amount, without interest, as they may be entitled to receive hereunder.

          (g) As of and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of HT Stock. If, after the Effective Time, certificates previously representing shares of HT Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged as provided herein.

     1.8  Proxy Statement; Other Filings. Headway Technologies shall prepare a
          ------------------------------
proxy statement (the "Proxy Statement") and solicit proxies with respect to the Merger in compliance with the California Law. The Proxy Statement (including the favorable recommendation of the Company's board of directors) and proxy shall be promptly mailed by Headway Technologies to its shareholders. Headway Technologies shall also promptly prepare and file any other filings required under federal or state securities laws relating to the Merger and the transactions contemplated herein. Headway Technologies and Headway Holdings each shall use its best efforts to obtain and furnish the information required to be included in the Information Statement and any other filings. Such information shall be accurate and complete in all material respects and shall not omit to state any material fact required to make such information not false or misleading. The Proxy Statement and any other filing shall comply as to form in all material respects with all applicable requirements of law.

     1.9  Meetings of Shareholders.  Headway Technologies shall take all action
          ------------------------
necessary to call, give notice, convene and hold a meeting of each class of its shareholders; and a meeting of its shareholders voting together as a single class as promptly as practicable to consider and vote upon the adoption of this Merger Agreement and the Merger.

     1.10 Solicitation. From the date of this Agreement until the earlier of the
          ------------
Effective Time or the termination of this Agreement pursuant to Section 5, the Company will not, directly or indirectly through its officers, directors, employees, agents or otherwise, (i) solicit, initiate or encourage any Acquisition Proposal (defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company, or afford access to the properties, books or records of the Company, to any person that has indicated to the Company that it may be considering making, or that has made, an Acquisition Proposal. Notwithstanding the immediately preceding sentence, if an unsolicited Acquisition Proposal, or an unsolicited written expression of interest that the Company reasonably expects to lead to an Acquisition Proposal, shall be received by the Board of Directors of the Company, then, to the extent the Board of Directors of the Company believes in good faith (after consultation with its financial advisor)
(i) that such Acquisition Proposal would, if consummated, result in a transaction that appears to be more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Merger Agreement and (ii) after reasonable inquiry by the Company, that the third party making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal (any Acquisition Proposal meeting such conditions being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of the Company to comply with its fiduciary duties to shareholders under applicable law, the Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish information in connection therewith and take such other actions as are consistent with the fiduciary obligations of the Company's Board of Directors, and such actions shall not be considered a breach of this Section
1.10 or any other provisions of this Merger Agreement; provided, however, that
                                                       --------  -------
(A) upon each such determination the Company notifies Headway Holdings of such determination by the Company's Board of Directors and provides Headway Holdings with a true and complete copy of the Superior Proposal received from such third party, if the Superior Proposal is in writing, or a written summary of all material terms and conditions thereof, if it is not in writing, and (B) the Company provides Headway Holdings (no later than the time that such documents are provided to such third party) with all documents containing or referring to non-public information of the Company that are supplied to such third party, to the extent not previously supplied by the Company to Headway Holdings. The Company shall not, and shall not permit any of its officers, directors, employees (acting on behalf of the Company) or other representatives to agree to or endorse any Acquisition Proposal unless the Company shall have terminated this Merger Agreement pursuant to Section 5.2(d). Notwithstanding anything in this Merger Agreement to the contrary, the Company shall not accept or recommend to its shareholders, or enter into any agreement concerning a Superior Proposal for a period of not less than 48 hours after Headway Holdings's receipt of a true and complete copy of such Superior Proposal, if the Superior Proposal is in writing, or a written summary of all material terms and conditions thereof, if it is not in writing. The Company will promptly notify Headway Holdings after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any person that has indicated to the Company that it may be considering making, or that has made, an Acquisition Proposal and will keep Headway Holdings fully informed of the status and details of any such Acquisition Proposal notice, request or any correspondence or communications related thereto and shall provide Headway Holdings with a true and complete copy of such Acquisition Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of 50% or more of the outstanding shares of capital stock of the Company, or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of the Company, other than, (i) the transactions contemplated by this Merger Agreement.

     1.11  Filing for Merger.  Upon the fulfillment of all of the conditions
           -----------------
precedent to the respective obligations of the parties hereto, Merger Sub and Headway Technologies will cause to be executed and filed, pursuant to the California Law, this Merger Agreement in the office of the Secretary of State of California with respect to the Merger.

     1.12  Further Agreements. Subject to satisfactory negotiation and agreement
           ------------------
on all relevant terms and conditions of the Stock Purchase Agreement (as defined in Section 4.1.4), each party shall use its best efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the California Law and other applicable laws as promptly as possible including, without limitation, the filing under the California Law of this Merger Agreement consistent with the terms hereof. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Merger Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.


                                   ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES

     2.1   Representations and Warranties of Headway Technologies. Except as set
           ------------------------------------------------------
forth in a Schedule of Exceptions delivered by the parties hereto, the Company represents and warrants to Headway Holdings and Merger Sub as follows:

           2.1.1  Corporate Status. Headway Technologies is a corporation duly
                  ----------------
organized, validly existing and in good standing under the laws of the State of California. Headway Technologies has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Headway Technologies is qualified or licensed to do business as a foreign corporation in all jurisdictions where such qualification or licensing is required, except where the failure to so qualify would not have a material adverse effect upon Headway Technologies, its business, or its financial condition. Complete and accurate copies of all of the Articles of Incorporation, Bylaws, minutes and consents of shareholders and the Board of Directors have been previously provided to Headway Holdings and Merger Sub together with the stock certificate books of Headway Technologies that correctly set forth the record ownership of all outstanding shares of capital stock of Headway Technologies.

           2.1.2  Company Capitalization.
                  ----------------------

                  (a) The authorized capital stock of Headway Technologies consists of 22,500,000 shares of which 18,300,000 shares are designated as Common Stock, 1,200,000 shares are designated as Class 1 stock and 3,000,000 shares are designated as Series A Preferred Stock. As of the date of this Merger Agreement, 3,586,128 shares of Common Stock, 1,200,000 shares of Class 1 Stock and 3,000,000 shares of Series A Preferred Stock were issued and outstanding. All such shares have been duly and validly authorized and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding shares of Headway Technologies' capital stock or any other equity securities or rights to purchase equity securities of Headway Technologies other than as described in this Section 2.1.2.

                 (b) Except for Headway Technologies' stock options to be canceled in accordance with the provisions of Section 1.6 hereof, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Headway Technologies is a party or by which Headway Technologies may be bound that do or may obligate Headway Technologies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Headway Technologies capital stock or that do or may obligate Headway Technologies to grant, extend or enter into any such option, warrant, call, conversion rights, commitment or agreement.

                 (c) The consummation of this Merger Agreement and the Merger shall not cause an acceleration in the vesting of any of Headway Technologies' capital stock.

                 (d) Except for any restrictions imposed by applicable securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Headway Technologies' stock.

                 (e) Headway Technologies is not a party to or subject to any agreement or understanding, and there is no agreement or understanding between or among any persons, that affects or relates to the voting or giving of written consent with respect to any outstanding security of Headway Technologies.

          2.1.3  Company Subsidiaries. Headway Technologies does not presently
                 --------------------
own or control, directly or indirectly, any equity interest in any corporation, association, or other business entity.

          2.1.4  Authority for Agreement. Headway Technologies has the corporate
                 -----------------------
power and authority to execute and deliver this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and, subject to the approval of this Merger Agreement by its shareholders, this Merger Agreement constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) general principals of equity. The execution and delivery of this Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the Articles of Incorporation or By-Laws of the Company or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties. No consent, approval, order or authorization of, or registration, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Merger Agreement or the consummation of the Merger and the transactions contemplated hereby, except for the filing with the Secretary of State of California of this Merger Agreement.

     2.2  Representations and Warranties of Headway Holdings and Merger Sub.
          -----------------------------------------------------------------
Headway Holdings and Merger Sub represent and warrant to Headway Technologies as follows:

          2.2.1  Headway Holdings Corporate Status.  Headway Holdings is a
                 ---------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, operate and lease its properties and carry on its business as now conducted and to enter into this Merger Agreement and to carry out the transactions contemplated hereby.

          2.2.2  Headway Holdings Capitalization. The authorized capital stock
                 -------------------------------
of Headway Holdings will consist at the Effective Time of 39,620,000 shares of which 25,000,000 shares are designated as Common Stock, par value $0.001 per share, of which 2,000 shall be issued and outstanding immediately prior to the Effective Time, and 14,620,000 shares are designated as Preferred Stock, par value $0.001 per share, all of which shall be designated Series A Preferred Stock and shall be issued and outstanding immediately prior to the Effective Time. All such issued and outstanding shares, when issued, shall have been duly authorized and validly issued, will be fully paid and nonassessable, and will have been issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Effective Time Headway Holdings will have reserved 5,380,000 shares of Common Stock for issuance to employees pursuant to its 1997 Stock Option Plan, of which options to purchase 3,588,000 shares will be granted to employees and service providers of Headway Holdings and its subsidiaries and options to purchase 1,792,000 shares will be available for future grant. In addition, as of the Effective Time, Headway Holdings will issue to Hambrecht & Quist LLC a warrant with respect to the purchase of shares of Common Stock of Headway Holdings representing 2% of the fully diluted Common Stock equivalents of Headway Holdings (subject to adjustment for stock splits, stock dividends and the like).

          2.2.3  Merger Sub Corporate Status.  Merger Sub is a corporation duly
                 ---------------------------
organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to enter into this Merger Agreement and to carry out the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 5,000 shares of Common Stock, $0.01 par value per share, all of which are duly authorized, one share of which is validly issued and outstanding, fully paid and nonassessable, and owned of record and beneficially by Headway Holdings.

          2.2.4  Authority for Agreement.  Headway Holdings and Merger Sub have
                 -----------------------
the corporate power and authority to execute and deliver this Merger Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby will have been duly authorized by the respective Boards of Directors of Merger Sub and Headway Holdings and by

Headway Holdings as the sole shareholder of Merger Sub prior to the Effective Time. This Merger Agreement constitutes a valid and legally binding obligation of Headway Holdings and Merger Sub enforceable against Headway Holdings and Merger Sub in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) general principals of equity. The execution and delivery of this Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the Certificate of Incorporation or By-Laws of Headway Holdings or the Articles of Incorporation or By-Laws of Merger Sub or any mortgage, indenture, lease agreement or other instrument, permit concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Headway Holdings or Merger Sub, as the case may be, or any of their properties. No consent, approval, order or authorization of, or registration, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Merger Agreement or the consummation of the Merger and the other transactions contemplated hereby by Headway Holdings and Merger Sub except for the filing with the Secretary of State of California of this Merger Agreement.


                                   ARTICLE 3

                       COVENANTS OF HEADWAY TECHNOLOGIES

     3.1  Conduct of Business. From the date hereof to the Effective Time,
          -------------------
except as otherwise consented to by Headway Holdings and Merger Sub in writing, the Company shall:

          (a) carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore and, to the extent consistent with such business, use its best efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationship with clients, customers, suppliers and others having business dealings with it to the end that its goodwill and going business shall be unimpaired at the Effective Time; and

          (b) promptly advise Headway Holdings in writing of any materially adverse change in the financial condition, operations, business or prospects of the Company.

     3.2  Access and Information.  The Company shall give Headway Holdings and
          ----------------------
Merger Sub and their representatives full access to its properties, books, records, contracts and commitments and will furnish all such information and documents relating to its properties and business as Headway Holdings or Merger Sub may reasonably request. In the event this Merger Agreement is terminated and the Merger abandoned, Headway Holdings and Merger Sub will keep confidential any information (unless readily ascertainable from public information or sources or otherwise required by law to be disclosed) obtained from the Company in connection with the Merger and will return to the Company all documents, work papers and other written material obtained by Headway Holdings or Merger Sub from the Company.

                                   ARTICLE 4

                             CONDITIONS PRECEDENT

     4.1  Conditions to Obligations of Each Party. The obligations of the
          ---------------------------------------
Company, Headway Holdings and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          4.1.1  Shareholder Approval.  This Merger Agreement, the Merger and
                 --------------------
the transactions contemplated hereby shall have been approved by the affirmative vote of all of the holders of the outstanding shares of the Company's Series A Preferred Stock; all of the holders of the outstanding shares of the Company's Class 1 Stock and at least ninety percent (90%) of the holders of the outstanding shares of the Company's Common Stock.

          4.1.2  No Injunction, Etc. No action or proceeding shall have been
                 ------------------
instituted by any public authority or private person prior to the Effective Time before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the Merger or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the Merger.

          4.1.3  Governmental Compliance. All permits, approvals and consents of
                 -----------------------
any governmental body or agency, which Headway Holdings or the Company may reasonably deem necessary or appropriate, shall have been obtained.

          4.1.4  Closing of Series A Preferred Stock Purchase.  The sale of at
                 --------------------------------------------
least thirty million dollars ($30,000,000) of Series A Preferred Stock of Headway Holdings to be provided for in a Series A Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") to be entered into by and among Headway Holdings, the Company and the Purchasers referred to on the Schedule of Purchasers thereto, shall have closed as of the Effective Time.

          4.1.5  California Tax Clearance.  Headway Technologies shall have
                 ------------------------
executed and filed with the California Franchise Tax Board an assumption of tax liability on Form 3555 and shall have received a tax clearance certificate with respect thereto.

     4.2  Conditions to the Obligations of Headway Holdings and Merger Sub.  The
          ----------------------------------------------------------------
obligation of Headway Holdings and Merger Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time (or waiver by them), of the following additional conditions:

          4.2.1  Company Representations, Performance.  The representations and
                 ------------------------------------
warranties of the Company contained in Section 2.1 shall be true at and as of the date hereof and shall be true at and as of the Effective Time with the same effect as though made at and as of the Effective Time. The Company shall have duly performed and complied with all agreements and conditions required by this Merger Agreement to be performed or complied with by it prior to or at the Effective Time. The Company shall have delivered to Headway Holdings and Merger Sub, a certificate, dated the date of the Effective Time, and signed by its Chairman or its President and by its chief financial officer to the effect set forth above in this Section 4.2.1.

          4.2.2  Consents. Any required consent to this Merger Agreement and the
                 --------
Merger under any agreement or contract, the withholding of which in the judgment of Headway Holdings would have a material adverse effect on the properties or business of the Company, shall have been obtained in form and substance satisfactory to Headway Holdings and a duly executed copy thereof shall have been delivered to Headway Holdings.

          4.2.3  Corporation Proceedings. All corporate and other proceedings of
                 -----------------------
Headway Technologies in connection with the Merger and the other transactions contemplated by this Merger Agreement, and all documents and instruments incident thereto, shall be satisfactory in substance and form to Headway Holdings and Merger Sub and their counsel and Headway Holdings and Merger Sub and their counsel shall have received all such documents and instruments, or copies thereof, certified by the Secretary or the Assistant Secretary of Headway Technologies, if requested, as may be reasonably requested.

          4.2.4  Opinion of Company Counsel. Headway Holdings and Merger Sub
                 --------------------------
shall have received a favorable opinion, addressed to them and dated the date of the Effective Time, of Gray Cary Ware & Freidenrich, a Professional Corporation, counsel for the Company, as agreed among the parties hereto.

     4.3  Conditions to the Obligations of Headway Technologies. The obligation
          -----------------------------------------------------
of Headway Technologies to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time (or waiver by it), of the following additional conditions:

          4.3.1  Headway Holdings and Merger Sub Representations, Performance.
                 ------------------------------------------------------------
The representations and warranties of Headway Holdings and Merger Sub contained in Section 2.2 shall be true at and as of the date hereof and shall be true at and as of the Effective Time with the same effect as though made at and as of the Effective Time. Headway Holdings and Merger Sub shall have duly performed and complied with all agreements and conditions required by this Merger Agreement to be performed or complied with by each of them prior to or at the Effective Time. Each of Headway Holdings and Merger Sub shall have delivered to Company, a certificate, dated the date of the Effective Time, and signed by its Chairman or its President to the effect set forth above in this Section 4.3.1.

          4.3.2  Consents. Any required consent to the Merger under any
                 --------
agreement or contract, the withholding of which would have a material adverse effect on the properties or business of Headway Holdings, shall have been obtained.

          4.3.3  Corporation Proceedings. All corporate and other proceedings of
                 -----------------------
Headway Holdings and Merger Sub in connection with the Merger and the other transactions contemplated by this Merger Agreement, and all documents and instruments incident thereto, shall be satisfactory in substance and form to the Company and its counsel and the Company and its counsel shall have received all such documents and instruments, or copies thereof, certified by the Secretary or Assistant Secretary of Headway Holdings or Merger Sub, as the case may be, if requested, as may be reasonably requested.

          4.3.4  Opinion of Headway Holdings' Counsel. The Company shall have
                 ------------------------------------
received a favorable opinion, addressed to it and dated the date of the Effective Time, of Wilson Sonsini Goodrich & Rosati, P.C., counsel for Headway Holdings and Merger Sub, as agreed among the parties hereto.

          4.3.5  Severance Agreements. Headway Holdings shall have executed and
                 --------------------
delivered severance agreements with each of John MacKay, Tom Surran, Tracy Scott, Mao-Men Chen, Kochan Ju and Owen Bevan, in form and substance reasonably satisfactory to Headway Holdings, Headway Technologies and their respective counsel, entitling each individual to a severance payment equal to six months' salary in the event of such individual's involuntary termination without cause, each severance agreement to remain in effect until the closing of Headway Technologies' initial public offering.


                                   ARTICLE 5

                        TERMINATION, AMENDMENT, WAIVER

     5.1  Automatic Termination. This Agreement shall automatically terminate
          ---------------------
and the Merger shall automatically be abandoned without any further action on the part of any party hereto on March 1, 1997 if the Merger shall not have theretofore become effective.

     5.2  Termination. This Agreement may be terminated and the Merger abandoned
          -----------
at any time (whether before or after the approval thereof by the shareholders of the Company or Merger Sub or both) prior to the Effective Time:

          (a) by mutual consent of the Boards of Directors of the Company, Headway Holdings and Merger Sub evidenced by appropriate resolutions;

          (b) by Headway Holdings or Merger Sub by notice to the Company (i) if any of the conditions set forth in Section 4.1 or 4.2 shall not have been fulfilled by February 7, 1997, or (ii) if any material default under or material breach of any agreement or condition of this Merger Agreement, or any material misrepresentation or material breach of any warranty contained herein, on the part of the Company shall have occurred and shall not have been cured within five (5) business days after delivery of notice of such breach by Headway Holdings;

          (c) by the Company by notice to Headway Holdings and Merger Sub (i) if any of the conditions set forth in Section 4.1 or 4.3 shall not have been fulfilled by February 7, 1997, or (ii) if any material default under or material breach of any term or condition of this Merger Agreement, or any material misrepresentation or material breach of any warranty contained herein, on the part of Headway Holdings or Merger Sub shall have occurred and shall not have been cured within five (5) business days after delivery of notice of such breach by Headway Technologies; or

          (d) by the Company by notice to Headway Holdings and Merger Sub if an Acquisition Proposal shall have been received by the Board of Directors of the Company and the Board of Directors in connection therewith, after consultation with its legal counsel, withdraws its approval and recommendation of the Merger after determining that to cause the Company to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the shareholders of the Company.

     5.3  Effect of Termination.  In the event of the termination of this Merger
          ---------------------
Agreement and abandonment of the Merger pursuant to the provisions of Section
5.1 or 5.2 hereof, this Merger Agreement shall become void and have no effect, without any liability on the part of any party thereto or its directors, officers or shareholders in respect of this Merger Agreement, except the liabilities of each of the parties hereto to pay the expenses incurred by it or on its behalf.

     5.4  Amendment. This Merger Agreement may be amended by action of the
          ---------
Boards of Directors of the parties hereto (or a duly authorized committee thereof) at any time before or after approval hereof by the shareholders of the Company, but after any such approval no amendment shall be made which substantially changes the terms hereof without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

     5.5  Extension; Waiver. At any time prior to the Effective Time, the Boards
          -----------------
of Directors of Headway Holdings or Merger Sub, on the one hand, and the Company, on the other (or a duly authorized committee of any of them), may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document or instrument delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing duly executed and delivered on behalf of such party.

     5.6  Expenses. The Company, Headway Holdings and Merger Sub shall assume
          --------
and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Merger Agreement and compliance herewith, whether or not the Merger herein provided for shall be consummated, and Headway Holdings and the Company shall indemnify and hold each other harmless from and against any and all liabilities or claims in respect of any such expenses, costs or fees.

     5.7  Notices.  All notices, consents, requests, instructions, approvals and
          -------
other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, (i) if to Headway Holdings or Merger Sub, to Dr. Ta-Lin Hsu with a copy to Francis S. Currie of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304 and, (ii) if to the Company, to John MacKay, Chief Executive Officer, Headway Technologies, Inc. 100 South Milpitas Boulevard, Milpitas, California 95035, with a copy to Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, California 94301, Attn.: Dennis C. Sullivan or, in each case, at such other address as may be specified in writing to the other parties.

     5.8  Governing Law. This Agreement shall be governed in all respects by the
          -------------
laws of the State of California without regard to the conflicts of laws provisions.


                     [THIS PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.


Headway Technologies, Inc.                 Headway Reorganization
a California corporation                   Subsidiary, Inc.,
                                           a California corporation



By:__________________________________      By:__________________________________
Name:  John MacKay                         Name:  Ta-lin Hsu
       ------------------------------             ------------------------------
Title: President                           Title: President, Chief Financial
       ------------------------------             ------------------------------
                                                  Officer and Secretary
                                                  ------------------------------


By:__________________________________
Name:  Tom Surran
       ------------------------------
Title: Secretary
       ------------------------------



Headway Holdings, Inc.
a Delaware corporation

By:__________________________________
Name:  Ta-lin Hsu
       ------------------------------
Title: President and Secretary
       ------------------------------

                                   EXHIBIT A
                                   ---------

                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                      OF

                          HEADWAY TECHNOLOGIES, INC.

                                      I.

     The name of this corporation is Headway Technologies, Inc.

                                      II.

     The purpose of this organization is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

     This corporation is authorized to issue only one class of shares of stock, designated "Common Stock," and the total number of shares which this corporation is authorized to issue is 5,000 with a par value of $0.01 per share.

                                      IV.

     1.   Limitation of Directors' Liability.  The liability of the directors of
          ----------------------------------
this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     2.   Indemnification of Corporate Agents.  The corporation is authorized to
          -----------------------------------
indemnify its agents to the fullest extent permissible under California law.
For purposes of this provision the term "agent" has the meaning set forth in
Section 317 of the California Corporations Code.

     3.   Repeal or Modification.  Any repeal or modification of the foregoing
          ----------------------
provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of the Corporation relating to acts or omissions occurring prior to such appeal or modification.